Exhibit 99.2

July 6, 2021

The Board of Directors

Lion Group Holding Ltd.

89 Nexus Way, Camana Bay

Grand Cayman, KYI-9009

Cayman Islands

Dear Sirs

Re: Lion Group Holding Ltd. (the Company)

We refer to the Post-Effective Amendment No. 1 to Form F-1 to be filed by the Company with the US Securities and Exchange Commission on or around this date (the Amendment).

We hereby give, and have not withdrawn, our consent to the issue of the Amendment and the inclusion therein of references to our name, and of the summary of certain aspects of Cayman Islands law, in the form and context in which they appear.

Yours faithfully

/s/ Ogier
Ogier

Ogier
British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners

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